AGREEMENT OF SUBLEASE

THIS AGREEMENT OF SUBLEASE (“Sublease”) is entered into as of the 15th day of April, 2011, (the “Commencement Date”) by and between  Green Ballast, Inc., hereinafter referred to as SUBLESSEE) and CB Richard Ellis Memphis, LLC   (hereinafter referred to as SUBLESSOR).

WITNESSETH:

WHEREAS, on the 25th day of July, 2008, SUBLESSOR, as LESSEE, entered into a lease (hereinafter referred to as “Master Lease”) with Talcott III Thousand Oaks Limited Partnership, (hereinafter referred to as MASTER LESSOR), with respect to the office building located at 2620 Thousand Oaks Blvd. Suite 4000, City of Memphis, State of Tennessee, consisting of approximately 21,199 rentable square feet, a copy of which Master Lease has been provided to Sublessee and is incorporated herein by reference; and

WHEREAS, the SUBLESSOR now desires to sublease a portion of the subject premises, the exact location of which is to be mutually agreed upon (“Sublease Premises”) to the SUBLESSEE.

NOW, THEREFORE, in consideration of the premises herein set forth, it is hereby agreed by and between the parties hereto as follows:

1.           SUBLESSOR does hereby sublease the Sublease Premises to said SUBLESSEE for a period of one year (hereinafter defined as “Initial Sublease Term”), commencing the 15th day of April, 2011and terminating the 14th day of April, 2012. The exact location has been mutually agreed upon, and will change once certain tenant improvements are completed.  SUBLESSEE shall have access to the Sublease Premises on the Commencement Date and shall have use of such equipment and furniture as shall be mutually agreed upon.

2.           The base rental (“Base Rental”) for the twelve (12) month period shall be $5,000.00 per month.  Base Rental shall be paid in advance on the first day of each month, without demand and without offset or deduction.  SUBLESSEE shall not be responsible for any additional rent or operating expense pass throughs assessed to the Sublease Premises during SUBLESSEE’S occupancy.

3.           Any failure to perform the obligations under the SUBLEASE or MASTER LEASE which are applicable to Sublessee shall constitute default, including, but not limited to, failure to make timely payment of the Base Rental during the initial term of this Sublease, which default is not cured within any applicable grace or cure period set forth herein or in the Master Lease, or as otherwise allowed by Sublessor.

4.           SUBLESSEE does hereby assume and agree to perform all of the terms, covenants and conditions of said MASTER LEASE and any addenda thereto which are applicable to Sublessee and the Sublease Premises.

5.           Should suit be brought to enforce any covenant or provision of this Agreement, SUBLESSOR and SUBLESSEE agree that the prevailing party shall be entitled to reasonable attorney’s fees and costs, in addition to any other remedy afforded by law.

6.           All rental payments shall be paid by SUBLESSEE directly to SUBLESSOR.  If any installment of rent or any other sums due hereunder is not received by SUBLESSOR within ten (10) days after such amounts are due, SUBLESSOR may impose late charges as set forth in the MASTER LEASE.

7.           All notices and rental payments shall be sent to SUBLESSOR at the following address:

CB Richard Ellis Memphis, LLC
2620 Thousand Oaks Blvd. Suite 4000
Memphis, TN 38118
Attn:  Mary F. Sharp

All notices to SUBLESSEE shall be sent to the following address:

Green Ballast, Inc
2620 Thousand Oaks Blvd., Suite 4000
Memphis, TN 38118
Attn:  J. Kevin Adams

8.	This is the entire Agreement of Sublease between the parties.

WHEREFORE, the parties have affixed their signatures hereto.

GREEN BALLAST, INC.		CB RICHARD ELLIS MEMPHIS, LLC

By:	/s/ J. Kevin Adams	By:	/s/ Mary F. Sharp

Printed Name: J. Kevin Adams		Printed Name: Mary F. Sharp

Title: CEO		Title: COO